Exhibit 21.1

ASPEN TECHNOLOGY, INC.

List of Subsidiaries as of June 30, 2015

State or Country
	Name of Subsidiary	of Incorporation
1	AspenTech Argentina S.R.L.	Argentina
2	Aspen Technology Australia Pty. Ltd.	Australia
3	Aspen Technology WLL	Bahrain
4	AspenTech Europe, S.A./N.V.	Belgium
5	AspenTech Software Brazil Ltda.	Brazil
6	AspenTech Canada Corporation	Canada
7	Aspen Technology S.A.S.	Colombia
8	Aspen Tech India Pte. Ltd.	India
9	AspenTech S.r.l.	Italy
10	AspenTech Japan Co. Ltd.	Japan
11	AspenTech Solutions Sdn. Bhd.	Malaysia
12	Aspen Tech de Mexico, S. de R.L. de C.V.	Mexico
13	AspenTech Europe B.V.	Netherlands
14	AspenTech (Beijing) Co., Ltd.	PRC
15	AspenTech (Shanghai) Ltd.	PRC
16	Aspen Technology LLC	Russia
17	AspenTech Pte. Ltd.	Singapore
18	AspenTech Africa (Pty.) Ltd.	South Africa
19	Aspen Technology S.L.	Spain
20	AspenTech (Thailand) Ltd.	Thailand
21	AspenTech Ltd.	UK
22	Hyprotech UK Ltd.	UK
23	AspenTech Canada Holdings, LLC	Delaware
24	AspenTech Holding Corporation	Delaware
25	Aspen Technology (Asia), Inc.	Delaware
26	Aspen Technology International, Inc.	Delaware
27	Aspen Technology Services Corporation	Delaware
28	AspenTech Software Corporation	Delaware
29	AspenTech Venezuela, C.A.	Venezuela
30	SolidSim Engineering GmbH	Germany